Exhibit 99.1

Bank of the James Announces First Quarter of 2024

Financial Results and Declaration of Dividend

Deposit Expansion, Market Share Growth, Asset Quality

LYNCHBURG, VA, April 26, 2024 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank, and Pettyjohn, Wood & White, Inc. (“PWW”), an SEC-registered investment advisor, today announced unaudited results of operations for the three month period ended March 31, 2024.  The Bank serves Region 2000 (the greater Lynchburg MSA) and the Blacksburg, Charlottesville, Harrisonburg, Lexington, Roanoke, and Wytheville, Virginia markets.

Net income for the three months ended March 31, 2024 was $2.19 million or $0.48 per basic and diluted share compared with $1.98 million or $0.43 per basic and diluted share for the three months ended March 31, 2023.

Robert R. Chapman III, CEO, commented: “Our focus on execution – providing superior customer service, offering a robust menu of electronic banking products, and maintaining strong asset quality – has supported our earnings growth.  With  a  proactive response to the interest rate environment on both the asset and liability sides of the balance sheet, we are making gains in stabilizing the Company’s margins while continuing to provide value and fair pricing for commercial, retail and mortgage customers.

“Year-over-year earnings growth reflects in part the Company’s response to prevailing market and interest rate conditions, including our efforts to continue to appropriately price loans and deposits. We are also finding opportunities to enhance returns on the Bank’s investment portfolio. During a period of slower loan activity, we continued to focus on productivity, expense management, and credit quality in an attempt to improve operating efficiency  and to support earnings growth, capital strength, and shareholder value.

“Our emphasis on deposit retention and growth establishes a solid foundation for lending, creates opportunities to serve our markets, and builds customer banking relationships. Our strategy continues to generate exceptional customer loyalty and retention.” Chapman noted that in the second quarter of 2024, the Company will expand its presence and deposit-gathering capabilities in the Roanoke,  Lexington and Charlottesville markets, opening offices in Buchanan, Virginia (north of Roanoke) and Nellysford, Virginia (located between Lynchburg, Charlottesville and Lexington).

“As national and large regional banks continue to pull back from several of our served markets,  we are seizing the opportunity to fill that void, providing the latest banking technology combined with community bank service and physical presence. Building relationships with a growing base of clients positions Bank of the James to maintain and expand those relationships over time.

“We  anticipate our focus on growth opportunities as they present themselves,  productivity, deposit diversity, and loan quality will support financial strength and shareholder value.”

First Quarter 2024 Highlights

•

Total interest income of $10.51 million in the first quarter increased 15.51% compared with $9.10 million a year earlier and was up modestly compared with the fourth quarter of 2023. The consistent growth primarily reflected commercial loan interest rates, the addition of mortgages at higher rates, and a higher yield on Fed Funds sold.

•

Net interest income before (recovery of) credit losses was $6.95 million in the first quarter of 2024 compared with $7.64 million a year earlier, primarily reflecting interest income growth more than offset by higher interest expense from deposit growth, increased time deposits, and a higher rate environment.

•

Net interest margin was 3.02% for the first three months of 2024 compared with 3.48% a year earlier, and interest rate spread was 2.73% compared with 3.33%, primarily reflecting the impact of the prevailing interest rate environment.

•

Total noninterest income for the first three months of 2024 was $3.31 million compared with $3.04 million for the first three months of 2023, led by fee income from commercial treasury services and wealth management income from PWW, which contributed $0.08 per share to first quarter earnings.

•	Loans, net of the allowance for credit losses, were $601.11 million at March 31, 2024 compared with $601.92 million at December 31, 2023.
•	Asset quality remained strong, with a ratio of nonperforming loans to total loans of 0.09% at March 31, 2024, minimal levels of nonperforming loans, and zero other real estate owned (OREO).
•

Total deposits increased to $893.50 million at March 31, 2024 from $878.46 million at December 31, 2023. The ratio of core deposits (noninterest-bearing demand, NOW, savings and money market accounts) was greater than 70% at March 31, 2024.

•

Shareholder value measures at March 31, 2024 included modest growth from December 31, 2023 in total stockholders’ equity and retained earnings. Book value per share rose to $13.30 at March 31, 2024 from $13.21 at December 31, 2023 and $11.41 a year earlier.

•	On April 16, 2024, the Company’s board of directors approved a quarterly dividend of $0.10 per common share to stockholders of record as of June 7, 2024, to be paid on June 21, 2024.

First Quarter 2024 Operational Review

Net interest income after recovery of credit losses for the quarter ended March 31, 2024 was $7.50 million compared with net interest income after provision for credit losses in the prior year’s first quarter of $7.50 million. The first quarter of 2024 included a $553,000 recovery of credit losses as compared to a $140,000 provision for credit losses for the same period in 2023.  The recovery in 2024 was driven in part by a decline in loans and continuing evaluation of risks inherent within the loan portfolio.

Total interest income increased to $10.51 million in the first quarter of 2024 compared to $9.10 million in the first quarter of 2023. The year-over-year increase primarily reflected the Company’s ongoing upward adjustments to variable rate commercial loans and new loans reflecting the prevailing rate environment.

Interest rate adjustments related to variable rate loans along with an increase in the Fed Funds rate continued to have a  positive impact on the yields earned on loans and total interest earning assets. The yield on loans was 5.28% and the yield on total earning assets was 4.60% in the first quarter of 2024.

Yields on interest bearing deposits and total interest bearing liabilities increased significantly year-over-year, reflecting the higher rate environment and also the growth in higher-yielding time deposits. The net interest margin in the first quarter of 2024 was 3.02% compared with 3.48% a year earlier. The interest spread declined to 2.73% from 3.33% a year earlier.

J. Todd Scruggs, Executive Vice President and CFO commented: “Although the significant pressure on margins experienced in 2023 continued through the first quarter of 2024, we anticipate margins should stabilize and possibly expand in the near future as loans continue to reprice upwards and rates on interest-bearing liabilities flatten. We are also reinvesting cash from our amortizing assets in our investment portfolio at higher rates, which we anticipate will have a positive impact on interest spread as 2024 progresses.”

Total interest expense in the first quarter of 2024 was $3.56 million compared with $1.46 million a year earlier, primarily reflecting increased levels of interest-bearing  deposits and higher deposit rates commensurate with the prevailing interest rate environment.

Noninterest income in the first quarter of 2024 was $3.31 million compared with $3.04 million in the first quarter of 2023.  Noninterest income reflected meaningful income contributions from debit card activity, commercial treasury services, our investment group, and mortgage division along with a strong contribution to earnings by PWW’s investment management activity. Gains on sale of loans held for sale were $927,000 compared with $923,000 a year earlier.

With continuing focus on efficient, productive operations, noninterest expense in the first quarter of 2024 was essentially unchanged from a year earlier. Modest increases in critical data processing and security-related expenditures were offset by reductions in other expenditures.

The Company demonstrated relative year-over-year stability in productivity measures, including return on average equity, return on average assets, and efficiency ratio.

Balance Sheet:  Strong Cash Position, Asset Quality,  Stability

Total assets increased to $984.89 million at March 31, 2024, compared with $969.37 million at December 31, 2023, with growth primarily reflecting an increase in total cash and cash equivalents to $88.07 million at March 31, 2024 compared with $74.84 million at December 31, 2023.

Loans, net of allowance for credit losses, were $601.12 million at March 31, 2024 compared with $601.92 million at December 31, 2023, primarily reflecting stable but subdued commercial lending and commercial real estate lending activity, and rate-driven and slowness in residential mortgages.

Commercial real estate loans (owner-occupied and non-owner occupied and excluding construction loans) were approximately $305.52 million compared with $306.86 million at December 31, 2023,  reflecting a decreasing rate of loan payoffs that began in the first half of 2023. CRE loans, excluding construction, were $311.22 million at March 31, 2023.

Commercial construction/land loans were $22.36 million at March 31, 2024 compared with $21.97 million at December 31, 2023 and down slightly from $23.47 million at March 31, 2023. The Company continued experiencing positive activity and health in commercial construction projects.

Commercial loans (primarily C&I loans) were $68.26 million at March 31, 2024 compared with $65.32 million at December 31, 2023, reflecting a modest recovery in commercial lending and business credit demand. Commercial loans at March 31, 2023 were $71.65 million.

Residential mortgage and residential construction loans were $137.13 million at March 31, 2024 and were relatively stable compared with totals at December 31, 2023. Fueled primarily by the Bank’s practice of retaining a majority of in-house originated mortgages as prevailing interest rates increased, and new home construction activity, residential lending totals were up significantly from $141.86 million at March 31, 2023.

Consumer lending (open-end and closed-end) was $74.80 million at March 31, 2024 – essentially unchanged from totals at December 31, 2023 and down from $77.73 million a year earlier.

Continuing high asset quality continues to have a positive impact on the Company’s financial performance. The ratio of nonperforming loans to total loans at March 31, 2024 was 0.09% compared with 0.06% at December 31, 2023 and 0.08%  a year earlier. The allowance for credit losses on loans to total loans decreased to 1.14% at March 31, 2024 from 1.22%  on December 31, 2023. Total nonperforming loans were $558,000 at March 31, 2024.  As a result of having no OREO, total nonperforming assets were the same as total nonperforming loans.

The Bank added $15.00 million in deposits during the first quarter of 2024, with total deposits at March 31, 2024 of $893.49 million. Compared with December 31, 2023, noninterest bearing demand deposits and time deposits grew, and NOW, money market and savings totals declined slightly.

Chapman stated: “Growing our base of deposits is providing an important foundation for retail,  commercial, and mortgage lending and can reduce the need for borrowings. We  believe loan activity will gradually pick up as borrowers become more comfortable with the prevailing rate structure. The economic metrics in our served markets continue to look positive, which is reflected in a strong loan pipeline extending into the fourth quarter of this year.”

The Company had strong liquidity in 2023, adding cash and cash equivalents and maintaining access to several off-balance sheet funding options. Entering 2024 with more than sufficient liquidity and funding capabilities, the Company intends to maintain or enhance current levels of liquidity.

Key measures of shareholder value continued trending positively. Book value per share rose to $13.30 from $13.21 at December 31, 2023 and represented significant growth from $11.41 a year earlier at March 31, 2023. Total stockholders’ equity was up slightly to $60.44 million from $60.04 million at December 31, 2023. Retained earnings at March 31, 2024 were $38.41 million compared with $36.68 million at December 31, 2023.

Some balance sheet measures are impacted by treasury rate fluctuations and fair market valuation measurements in the Company’s  available-for-sale securities portfolio, and are reflected in accumulated other comprehensive loss.  These mark-to-market losses are excluded when calculating the Bank’s regulatory capital ratios.  The available-for-sale securities portfolio is composed primarily of securities with explicit or implicit government guarantees, including U.S. Treasuries and U.S. agency obligations, and other highly-rated debt instruments. The Company does not expect to realize the unrealized losses as it has the intent and ability to hold the securities until their recovery, which may be at maturity. Management continues to diligently monitor the creditworthiness of the issuers of the debt instruments within its securities portfolio. At March 31, 2024, the duration of the Company’s overall securities portfolio is approximately 5.75 years.

The Company’s positive financial performance supported its longstanding practice of paying a quarterly cash dividend to shareholders.  In 2023, the Company increased the dividend by 25% to $0.10 per share per quarter and completed stock repurchase programs that have enhanced earnings per share and generated shareholder value.

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The Bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, Rustburg, and Wytheville. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates,  changes in the value of real estate securing loans made by the Bank as well as geopolitical conditions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

FINANCIAL RESULTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
Assets	3/31/2024	12/31/2023

Cash and due from banks	$25,428	$25,613
Federal funds sold	62,644	49,225
Total cash and cash equivalents	88,072	74,838

Securities held-to-maturity (fair value of $3,194 in 2024 and $3,231 in 2023)	3,618	3,622
Securities available-for-sale, at fair value	214,822	216,510
Restricted stock, at cost	1,541	1,541
Loans, net of allowance for credit losses of $6,920 in 2024 and $7,412 in 2023	601,115	601,921
Loans held for sale	4,640	1,258
Premises and equipment, net	18,276	18,141
Interest receivable	2,936	2,835
Cash value - bank owned life insurance	22,344	21,586
Customer relationship Intangible	7,145	7,285
Goodwill	2,054	2,054
Other assets	18,328	17,780
Total assets	$984,891	$969,371

Liabilities and Stockholders' Equity

Deposits
Noninterest bearing demand	$143,619	$134,275
NOW, money market and savings	530,484	538,229
Time	219,391	205,955
Total deposits	893,494	878,459

Capital notes, net	10,044	10,042
Other borrowings	9,741	9,890
Income taxes payable	522	-
Interest payable	498	480
Other liabilities	10,155	10,461
Total liabilities	$924,454	$909,332

Stockholders' equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,543,338 as of March 31, 2024 and December 31, 2023	9,723	9,723
Additional paid-in-capital	35,253	35,253
Accumulated other comprehensive loss	(22,951)	(21,615)
Retained earnings	38,412	36,678
Total stockholders' equity	$60,437	$60,039

Total liabilities and stockholders' equity	$984,891	$969,371

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months
	Ended March 31,
Interest Income	2024	2023
Loans	$8,024	$7,426
Securities
US Government and agency obligations	338	320
Mortgage backed securities	809	414
Municipals	304	300
Dividends	12	8
Corporates	135	143
Interest bearing deposits	133	148
Federal Funds sold	754	339
Total interest income	10,509	9,098

Interest Expense
Deposits
NOW, money market savings	1,275	360
Time Deposits	2,090	861
FHLB borrowings	-	31
Finance leases	20	23
Other borrowings	92	99
Capital notes	82	82
Total interest expense	3,559	1,456

Net interest income	6,950	7,642

(Recovery of) provision for credit losses	(553)	140

Net interest income after (recovery of) provision for credit losses	7,503	7,502

Noninterest income
Gains on sale of loans held for sale	927	923
Service charges, fees and commissions	953	983
Wealth management fees	1,163	1,006
Life insurance income	159	132
Other	105	-

Total noninterest income	3,307	3,044

Noninterest expenses
Salaries and employee benefits	4,445	4,268
Occupancy	493	472
Equipment	607	676
Supplies	145	148
Professional and other outside expense	801	678

Data processing	751	693
Marketing	30	194
Credit expense	188	196
Other real estate expenses, net	-	26
FDIC insurance expense	109	104
Amortization of intangibles	140	140
Other	379	480
Total noninterest expenses	8,088	8,075

Income before income taxes	2,722	2,471

Income tax expense	535	487

Net Income	$2,187	$1,984

Weighted average shares outstanding - basic and diluted	4,543,338	4,618,684

Net income per common share - basic and diluted	$0.48	$0.43

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

Unaudited

Selected Data:	Three months ending Mar 31, 2024	Three months ending Mar 31, 2023	Change
Interest income	$10,509	$9,098	15.51%
Interest expense	3,559	1,456	144.44%
Net interest income	6,950	7,642	-9.06%
(Recovery of) provision for credit losses	(553)	140	-495.00%
Noninterest income	3,307	3,044	8.64%
Noninterest expense	8,088	8,075	0.16%
Income taxes	535	487	9.86%
Net income	2,187	1,984	10.23%
Weighted average shares outstanding - basic and diluted	4,543,338	4,618,684	(75,346)
Basic and fully diluted net income per share	$0.48	$0.43	$0.05

Balance Sheet at period end:	Mar 31, 2024	Dec 31, 2023	Change	Mar 31, 2023	Dec 31, 2022	Change
Loans, net	$601,115	$601,921	-0.13%	$618,223	$605,366	2.12%
Loans held for sale	4,640	1,258	268.84%	1,163	2,423	-52.00%
Total securities	218,440	220,132	-0.77%	193,221	189,426	2.00%
Total deposits	893,494	878,459	1.71%	864,437	848,138	1.92%
Stockholders' equity	60,437	60,039	0.66%	52,011	50,226	4.29%
Total assets	984,891	969,371	1.60%	948,101	928,571	2.14%
Shares outstanding	4,543,338	4,543,338	-	4,560,038	4,628,657	(68,619)
Book value per share	$13.30	$13.21	$0.09	$11.41	$10.85	$0.64

Daily averages:	Three months Ending Mar 31, 2024	Three months ending Mar 31, 2023	Change
Loans	$608,172	$617,548	-1.52%
Loans held for sale	2,481	2,434	1.93%
Total securities (book value)	248,748	224,541	10.78%
Total deposits	884,555	854,900	3.47%
Stockholders' equity	59,891	49,512	20.96%
Interest earning assets	926,354	891,142	3.95%
Interest bearing liabilities	765,728	725,348	5.57%
Total assets	978,867	941,647	3.95%

Financial Ratios:	Three months ending Mar 31, 2024	Three months ending Mar 31, 2023	Change
Return on average assets	0.90%	0.85%	0.05
Return on average equity	14.69%	16.25%	(1.56)
Net interest margin	3.02%	3.48%	(0.46)
Efficiency ratio	78.85%	75.57%	3.28
Average equity to average assets	6.12%	5.26%	0.86

Allowance for credit losses:	Three months ending Mar 31, 2024	Three months ending Mar 31, 2023	Change
Beginning balance	$7,412	$6,259	18.42%
Retained earnings adjustment related to impact of adoption of ASU 2016-13	-	1,245	-100.00%
(Recovery of) provision for credit losses	(501)	140	-457.86%
Charge-offs	(65)	(33)	96.97%
Recoveries	74	104	-28.85%
Ending balance	6,920	7,715	-10.30%

Nonperforming assets:	Mar 31, 2024	Dec 31, 2023	Change	Mar 31, 2023	Dec 31, 2022	Change
Total nonperforming loans	$558	$391	42.71%	$525	$633	-17.06%
Other real estate owned	-	-	0.00%	540	566	-4.59%
Total nonperforming assets	558	391	42.71%	1,065	1,199	-11.18%

Asset quality ratios:	Mar 31, 2024	Dec 31, 2023	Change	Mar 31, 2023	Dec 31, 2022	Change
Nonperforming loans to total loans	0.09%	0.06%	0.03	0.08%	0.10%	(0.02)
Allowance for credit losses to total loans	1.14%	1.22%	(0.08)	1.23%	1.02%	0.21
Allowance for credit losses to nonperforming loans	1240.14%	1895.65%	(655.51)	1469.52%	988.78%	480.74